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                                                                    Exhibit 99.1

 Hearst-Argyle
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TELEVISION, INC.
     NEWS                                              Contact:  Thomas W. Campo
                                                                  (212) 887-6827



     HEARST-ARGYLE TELEVISION COMPLETES ACQUISITION OF KELLY BROADCASTING'S
                             SACRAMENTO PROPERTIES


NEW YORK, NY, and SACRAMENTO, CALIF. January 5, 1999 - Hearst-Argyle Television, Inc. (NYSE: HTV) announced today that it has completed its previously announced acquisition, from Kelly Broadcasting Company, of KCRA-TV (an NBC affiliate) and a time brokerage agreement for KQCA-TV (a WB affiliate), both serving the Sacramento-Stockton-Modesto, California, television market. The total consideration for the stations, which at closing includes $11 million of working capital, is $520 million. The transaction is expected to be immediately accretive to after-tax cash flow per share.

     "KCRA is one of America's strongest and most successful television stations --- a powerhouse that has been the market news leader for decades," said Bob Marbut, chairman and co-chief executive officer of Hearst-Argyle Television. "KQCA is well positioned on a fast track to both revenue and profit growth. Because of strong third- and fourth-quarter revenues, these stations completed 1998 with combined broadcast cash flow approximately 10% higher for the year than we had projected back in August, when we announced this acquisition. This transaction places us in one of the country's fastest growing markets and, coupled with our KSBW-TV, the NBC affiliate serving Monterey-Salinas, gives us the opportunity for regional sales, news and other synergies."

     "This acquisition is a key step in our long-term growth strategy," said John G. Conomikes, Hearst-Argyle Television president and co-chief executive officer. "KCRA holds a wide lead in a very fast-growing market, and we are confident of being able to expand further on this leadership position. Like
KCRA, Hearst-Argyle is known for its devotion to news leadership.   And with our
recent naming of Paul `Dino' Dinovitz, former general manager of our highly regarded KMBC-TV in Kansas City, to be general manager of KCRA, we will have one of television's finest and most aggressive executives helping us take the station forward."

     Hearst-Argyle has received the funding from leading institutional investors for its previously announced private placement issuance of $450 million of 7.18%, 12-year senior notes. The Company now has all financing in place for the Kelly transaction, as well as for its previously announced acquisition of the Pulitzer broadcast group.

                                     -more-
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Hearst-Argyle Acquires KCRA-TV/2


     KCRA-TV, Channel 3, led the market in the November ratings period with a 6 a.m.-to-midnight share of 17, compared to a 12-share apiece for the market's ABC and CBS affiliates and a 9 share for the FOX affiliate. The station's 6 p.m. newscast, with a 13 rating/23 share, more than doubled the ABC station's 6
rating/11 share and nearly tripled the CBS station's 5/8.   KQCA-TV, Channel 58,
had a 6-8 p.m. share of 9 in the November book, up from a 7-share in November 1997. The Sacramento-Stockton-Modesto television market is the nation's 20th largest TV market, comprising 1.15% of U.S. TV households, with average annual market revenues projected to grow by 6% from 1997 to 2001. It is also ranked among the 15 fastest growing DMAs, with growth in population and employment projected to approach 25% over the next decade.

     In December, Hearst-Argyle announced that Kelly News & Entertainment, a leading syndicator which the Company acquired in a related $10 million transaction, would be integrated into Hearst-Argyle Television Productions, the
Company's production arm.   The production unit's hit lifestyle shows, Rebecca's
Garden and Living Better With Carrie Wiatt, are both syndicated by Kelly News & Entertainment.

     Hearst-Argyle Television, Inc. currently owns and/or manages 17 network-affiliated television stations, and manages two radio stations, in geographically diverse U.S. markets. The Company's television stations reach more than 12% of U.S. TV households, making it one of the largest non-network owned television station groups in the United States. In addition to the Kelly transaction, the Company in May announced that it would acquire the nine television and five radio stations of Pulitzer Publishing Co., which would extend Hearst-Argyle's U.S. TV household coverage to about 17.5%, making it one of the nation's two largest independent TV station groups. The Pulitzer transaction has received all regulatory approvals and, subject to shareholder approvals and certain other conditions, is expected to close in the first
quarter of 1999.   Hearst-Argyle trades on the New York Stock Exchange under the symbol "HTV."

This news release contains forward-looking statements that are subject to risks and uncertainties. Forward looking statements include information preceded by, followed by, or that include the words "believes," "expects," "anticipates,"
"could," or similar expressions.    For these statements, the Company claims the
protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, among them, could affect the future results of the Company and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by the Company; future regulatory actions and conditions in the television stations' operating areas; and competition from others in the broadcast television markets served by the business.